Exhibit 10.23

FIRST AMENDMENT TO

PURCHASE AND SALE CONTRACT

THIS FIRST AMENDMENT TO PURCHASE AND SALE CONTRACT (this "Contract") is entered into as of the 10th day of November, 2010 (the "Effective Date"), by and between ORP ONE L.L.C., a Maryland limited liability company, having an address at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237 ("Seller"), and TMF I FAIRLANE, LLC, a Delaware limited liability company, having a principal address at 360 N. Michigan Avenue, Suite 1400, Chicago, Illinois 60601 ("Purchaser").

RECITALS:

WHEREAS, Seller and Purchaser are parties to that certain Purchase and Sale Contract dated October 11, 2010 (the "Contract"); and

WHEREAS, Seller and Purchaser desire to amend and ratify the Contract as hereinafter set forth.

AGREEMENT:

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties do hereby amend the Contract as follows:

1.                  Capitalized terms not defined herein shall have the meanings set forth in the Contract.

2.                  The parties hereto acknowledge and agree that Seller, as defined in the initial paragraph of the Contract, is a Maryland limited liability company.

3.                  The parties hereto acknowledge and agree that the Feasibility Period shall expire for all purposes under the Contract on November 10, 2010 and that Purchaser has accepted the condition of the Property.  Purchaser agrees that Purchaser's right to terminate the Contract under Section 3.2 is permanently waived, the Initial Deposit is non-refundable under all circumstances except as otherwise provided in this First Amendment to Purchase and Sale Contract and the Contract.

4.                  In consideration of the existence of the Association Litigation and as a result of Purchaser's due diligence investigations with respect to the Association Litigation, Seller hereby agrees to provide Purchaser with a credit against the Purchase Price at Closing in an amount equal to $50,000.00 ("Association Credit").  The Association Credit shall be in full satisfaction of Seller's obligation to Purchaser with respect to the Association Litigation.  In consideration of such Association Credit, Purchaser hereby agrees to assume the defense of the Association Litigation and all liabilities and obligations of the Seller in connection with the Association Litigation at Closing.  Upon Closing, Purchaser shall irrevocably release Seller from any and all Losses arising from or related to the Association Litigation.  Purchaser shall take any and all action necessary to obtain plaintiff's dismissal of Seller, with prejudice, as a party to the Association Litigation, which dismissal shall be effective upon Closing. If requested by Purchaser, Seller shall, at no cost or expense to Seller, use reasonable efforts to assist Purchaser in obtaining such dismissal.  Purchaser shall indemnify, hold harmless and, if requested by Seller (in Seller's sole discretion), defend (with counsel approved by Seller) Seller's Indemnified Parties from and against any and all Losses relating to the Association Litigation.  The provisions of this Section 4 shall survive Closing and delivery of the Deed to Purchaser.

5.                  The Contract is hereby amended to add a new Section 3.9 in its entirety as follows:

"3.9      Lender Contingency.  Purchaser represents to Seller that it has chosen Fannie Mae as the Selected Lender and that is has received a draft commitment from the Selected Lender, but the draft commitment contains contingencies that are unacceptable to Purchaser including those relating to the Selected Lender's continued review of: (a) zoning compliance by the Property; and (b) matters relating to the Facilities Agreement and the Association Litigation.  By virtue of such, Seller agrees that Purchaser shall have until 5:00 PM on November 12, 2010 (the "Lender Contingency Period") to cause the Selected Lender to remove the unacceptable contingencies identified in the draft commitment and to issue the Loan Commitment referenced in Section 4.7.1 of the Contract.  Upon issuance of such, Purchaser shall comply with the delivery requirements of Section 4.7.1.  If Purchaser is unable to cause the Selected Lender to issue the Loan Commitment prior to the end of the Lender Contingency Period, then Purchaser may provide written notice to Seller terminating this Contract on or before the expiration of the Lender Contingency Period.  If Purchaser has not terminated this Contract in writing prior to the expiration of the Lender Contingency Period as provided herein, Purchaser shall be deemed to have waived its termination rights under this Section 3.9 and this Contract shall continue in full force and effect.  If Purchaser properly terminates this Contract as set forth in this Section 3.9, this Contract shall terminate, and, notwithstanding any other provision of this Contract, Purchaser shall be entitled to a return of the Initial Deposit and Seller hereby directs Escrow Agent to deliver such to Purchaser pursuant to Section 2.3.3 of the Contract as if the Contract had been terminated pursuant during the Feasibility Period pursuant to Section 3.2 of the Contract.  Otherwise, after the expiration of the Lender Contingency Period, Escrow Agent shall hold and release the Deposit in strict accordance with Section 2.3 of the Contract."

6.                  Assuming this Contract has not been terminated prior to the end of the Lender Contingency Period as set forth in Section 3.9, the Additional Deposit (as defined in Section 2.2.2 of the Contract) shall be deposited with the Escrow Agent within one (1) Business Day after expiration of the Lender Contingency Period.

7.                  An execute copy of this Amendment shall be delivered to Escrow Agent and, upon delivery to Escrow Agent, Escrow Agent shall be entitled to rely thereon and shall be authorized to act in conformity herewith.

8.                  Miscellaneous.

(a)                Except as expressly modified hereby, the Contract remains unmodified and unchanged and Seller and Purchaser hereby ratify and confirm the Contract as herein amended.

(b)               This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but when taken together shall constitute one and the same Contract.  This Amendment may be executed and delivered by facsimile or electronic PDFs and when so executed shall be deemed an original for all purposes and binding upon the parties hereto, and originals shall be promptly delivered thereafter.

(c)                In the event of any conflict between the terms of this First Amendment to Purchase and Sale Contract and the Contract, the terms and conditions of this First Amendment to Purchase and Sale Contract shall control.

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            NOW, THEREFORE, the parties hereto have executed this First Amendment to Purchase and Sale Contract as of the date first set forth above.

Seller:

ORP ONE L.L.C.,

a Maryland limited liability company

By:       ORP CORPORATION I,

            a Maryland corporation,

            its managing member

By: /s/John Spiegleman

Name:  John Spiegleman

Title:  Senior Vice President

Purchaser:

TMF I FAIRLANE, LLC,

a Delaware limited liability company

By:  /s/David DiSanto

Name:  David DiSanto

Title: CFO